CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-33682, 33-62496, 333-114107, 333-117818, 333-150471 and 333-182852 on Form S-3, and Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414 and 333-182405 on Form S-8 of our reports dated February 13, 2015, relating to the consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 13, 2015

E-23-1